Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS JANUARY U.S. SALES
INCREASED 2 PERCENT

•  Sales of Ford's new mid-size cars increased 25 percent in January compared with December. Sales of Ford
    Fusion, Mercury Milan, and Lincoln Zephyr totaled 14,714.
•  Total car sales were 82,710, up 18 percent compared with a year ago.
•  Ford's F-Series truck up 7 percent; total truck sales declined 7 percent.
•  Land Rover reports record January sales, up 34 percent.

DEARBORN, Mich., Feb. 1 - Ford Motor Company's January U.S. sales increased 2 percent compared with a year ago. Car sales increased 18 percent and truck sales declined 7 percent - continuing trends seen in 2005. Last year, Ford posted its first car sales increase since 1999.

Ford's new mid-size sedans - the Ford Fusion, Mercury Milan, and Lincoln Zephyr - continued to gain momentum. Combined sales for the trio totaled 14,714, up 25 percent compared with December. In contrast, Ford estimates U.S. industry sales declined 20 percent from December to January, reflecting historical seasonal patterns. January's sales for the new mid-size sedans translate to an annual sales rate of 220,000 - well above Ford's original estimates.

Ford's F-Series truck, America's best selling vehicle for 24 years in a row, posted January sales of 52,771 up 7 percent. Sales for most other light trucks declined.

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Land Rover dealers reported record January sales of 3,693, up 34 percent. After achieving record sales in 2005, Land Rover continues to benefit from its new models - the Range Rover, Range Rover Sport, and LR3.

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